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Exhibit 10.16.2

ADDENDUM TO LEASE AGREEMENT

        This Addendum is made this 27th day of January, 1997, by and between Pratt Land Limited Liability Company, a Colorado limited liability company, (hereinafter referred to as "Landlord") and Displaytech, Inc., a Colorado corporation, (hereinafter referred to as "Tenant").

        WITNESSETH:

        WHEREAS, the parties hereto entered into that certain Lease Agreement (hereinafter referred to as "Lease") dated the 30th day of July 1996, for property commonly known as 2602 Clover Basin Drive containing approximately 30,000 square feet:

        NOW THEREFORE, in consideration of good and valuable consideration, including the mutual covenants hereinafter set forth, the parties hereto agree to amend the above-described Lease as follows:

        1.    Premises Leased; Description:    The Premises shall be amended to include approximately 18,000 square feet, immediately adjacent to the leased Premises, hereinafter referred to as "Expansion Premises." The total premises leased shall be expanded to 48,000 square feet (Exhibit A).

        2.    Adjustment of Base Rental:    Pursuant to Paragraph 4.1, the following amounts shall be added to the base rent payable under the Lease.

          (a)   Effective April 1, 1997 Tenant shall pay Landlord minimum monthly base rent for the Expansion Premises of Five Dollars ($5.00) per square foot, or Seven Thousand Five Hundred and 00/100ths U.S. Dollars per month ($7,500.00/month).

          (b)   On January 1, 1998 or upon completion of the Tenant Improvements in Paragraph 3, whichever comes first, the minimum monthly base rent for the Expansion Premises shall be increased to Nine Dollars ($9.00) per square foot, or Thirteen Thousand Five Hundred and 00/100ths U.S. Dollars ($13,500.00/month). Landlord and Tenant shall mutually agree upon Tenant Improvement plans on or before November 15, 1997. If, through no fault or delay caused by Tenant, including the failure to agree upon Tenant Improvement plans by November 15, 1997, the Tenant Improvements are not completed by January 1, 1998, then the base rent for the Expansion Premises shall not be increased until completion of the Tenant Improvements.

          (c)   If Landlord constructs Tenant Improvements on just a portion of the Expansion Premises prior to January l, 1998, and just that portion of the Leased Premises is occupied by Tenant, then the minimum monthly base rent for just that portion of the Expansion Premises shall be increased to Nine Dollars ($9.00) per square foot upon completion of such Tenant improvements.

          (d)   Prior to January 1, 1998, if Tenant improvements are constructed on a portion of the Expansion Premises not exceeding Nine Thousand (9,000) square feet, and such portion is occupied by an approved sublessee of Tenant, then the base rent shall remain Five Dollars ($5.00) per square foot until January 1, 1998. If the sublease is for a portion of the Expansion Premises in excess of Nine Thousand (9,000) square feet, then the base rent shall be increased to Nine Dollars ($9.00) per square foot for that part of the Expansion Premises which has been subleased, upon completion of the sublease Tenant improvements.

          (e)   Pursuant to Paragraph 4.2, Escalation of Base Rent, the minimum monthly base rent for the Expansion Premises is subject to escalation no earlier than April 1, 1998, thereinafter the escalation shall include and apply to the base rent payable on the entire premises of forty-eight thousand square feet (48,000 square feet) and the anniversary date shall be December 1st of each year.

        3.    Tenant Improvements:    Landlord at Landlords sole expense, shall construct tenant improvements, hereinafter referred to as "Tenant Improvements," on the Expansion Premises in accordance with certain mutually agreed upon plans. Tenant Improvements shall be completed at a cost to Landlord not to exceed One Hundred Forty-four Thousand and 00/100ths U.S. Dollars ($144,000.00). Landlord represents to Tenant that the aforesaid amount will be sufficient to construct tenant improvements in the Expansion Premises which are comparable in quality (proportionately) and quality to the tenant improvements in the Leased Premises. Before any work on the Premises is to commence, Landlord's space planner shall provide Tenant with a budget, which budget shall reflect the costs to complete the Tenant Improvements. At any time prior to January 1, 1998, Landlord agrees, upon Tenant's written request, to construct Tenant Improvements in accordance with mutually agreed upon plans on any portion of the Expansion Premises. The cost of constructing such Tenant Improvements shall be charged against and deducted from the total tenant improvement allowance stated above.

        4.    Confirmation of Lease Agreement:    Except as amended herein, the Lease shall remain in full force and effect as originally executed.

        IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of this date first written above.

LANDLORD:		TENANT:
Pratt Land Limited Liability Company a Colorado limited liability company		Displaytech, Inc. a Colorado corporation
By:	/s/ MARTIN W. MCELWAIN Martin W. McElwain, Manager	By:	/s/ T. D. ABBOTT Tom Abbott, VP Operations

2102 CLOVER BASIN DRIVE
LEASE EXHIBIT A

SCALE 1/40

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ADDENDUM TO LEASE AGREEMENT